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                                                                   EXHIBIT 10.19

                                LICENSE AGREEMENT
                      BETWEEN ARCH DEVELOPMENT CORPORATION
                            AND XCYTE THERAPIES INC.

        This License Agreement ("Agreement"), dated June 28, 1999, between ARCH Development Corporation, an Illinois not-for-profit corporation ("ARCH"), and Xcyte Therapies, Inc., a Delaware Corporation ("Xcyte").

                               Purpose and Intent

        ARCH holds rights to the Licensed Patents defined below and desires that these rights be used to develop medical treatments to benefit patients.

        Xcyte desires to obtain exclusive rights to such Licensed Patents for commercialization in a certain field.

        Therefore the parties agree as follows.

                                    Agreement

        1. Definitions. The following capitalized terms used in this Agreement will mean:

               A. "Affiliate" means any person or entity possessing the power to direct or cause the direction of the management and the policies of an entity whether through ownership directly or indirectly of fifty percent (50%) or more of the stock entitled to vote, and for non-stock organizations, the right to receive fifty percent (50%) or more of the profits by contract or otherwise, or in countries where control of fifty percent (50%) or more of such rights is not permitted in the country where such entity exists, the maximum permitted in such country.

               B. "Control" means possession of the ability to grant a license or sublicense under this Agreement without violating the terms of any agreement with a third party.

               C. "Earlier Agreement" means the license agreement entered by ARCH and CellGenEx, effective April 9, 1997, which was assigned to Xcyte upon the merger of CellGenEx and CDR Therapeutics to form Xcyte.

               D. "Effective Date" means the date set forth on page 1, line 1, of this Agreement.

               E. "Field" means all applications for prophylactic or therapeutic use.

               F. "IND" means an Investigational New Drug Application filed pursuant to the requirements of the United States Food and Drug Administration as more fully defined in 21 C.F.R. Section 312 or its foreign equivalent.


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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               G. "Inventor(s)" means Dr. David Liebowitz and/or Dr. Carl June.

               H. "Licensed Patents" means the patent applications listed on Exhibit A attached hereto, including all divisions, continuations, continuations-in-part foreign counterparts, and any valid patents which may issue therefrom and any reissues, renewals, substitutions, or extensions of or to any such patents or patent applications, in each case that are owned or Controlled by ARCH during the term of this Agreement. Licensed Patents will not include any applications and any patents issuing from applications filed in countries (i) that Xcyte elected not to file in pursuant to Section 4.A and (ii) where Xcyte's rights are terminated under Section 10.D.

               I. "Licensed Product" means any product within the scope of any Valid Claim, or a product made by a process, method or technique within the scope of any Valid Claim, or a product, the method of use of which is within the scope of any Valid Claim.

               J. "Net Sales" means:

                      (1) the gross amounts received by Xcyte and its Affiliates and Sublicensees for Licensed Products, less the following amounts directly chargeable to such Licensed Products: (a) customary trade, quantity or cash discounts and rebates actually allowed and taken; (b) amounts repaid or credited to customers on account of rejections or returns; (c) freight and other transportation costs, including insurance charges, and duties, tariffs, sales and excise taxes and other governmental charges based directly on sales, turnover or delivery of such Licensed Products and actually paid or allowed by Xcyte and its Affiliates or any Sublicensee; and (d) provisions for uncollectible accounts determined in accordance with reasonable accounting practices, consistently applied to all products of the selling party. For Licensed Products consumed by Xcyte, its Affiliates or any Sublicensee, the price used to calculate Net Sales will be equal to the average of the sales price of the same or a substantially similar Licensed Product, whichever is relevant, sold to its three largest customers during the same time period. If Xcyte or a Sublicensee or Affiliates of either of them do not sell Licensed Products but use Licensed Products as part of selling a service or other means of deriving commercial benefit from a Licensed Product, the parties agree to negotiate in good faith to determine a method of calculating a running royalty equivalent to the running royalty set out in this Agreement on Net Sales. Net Sales will be calculated on sales to end-users and not on sales between Xcyte and its Affiliates or Sublicenses.

                      (2) with respect to any Licensed Product sold in combination with one or more other product(s) or active therapeutic ingredient(s) or agent(s) or service(s) for which no royalty would be due hereunder if sold separately, Net Sales for such combination sales will be calculated by multiplying the Net Sales calculated pursuant to subsection 1.J.(1) above by the fraction A/(A + B), where A is the gross selling price of the Licensed Product sold separately and B is the gross selling price of the other product(s) or active therapeutic ingredient(s) or agent(s) or service(s) sold separately. In the event that no such separate sales are made by Xcyte, Net Sales for royalty determination will be jointly and reasonably allocated on a commercially


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reasonable basis by ARCH and Xcyte between such Licensed Product and such other product(s), ingredient(s) or agent(s) and/or service(s) based upon their relative importance and proprietary protection.

               K. "Royalties" means all amounts payable under Section 3.B. of this Agreement.

               L. "Sublicensee" means any person, company or other entity granted a sublicense by Xcyte under Section 2.B. below, including Affiliates of the Sublicensee.

               M. "Sublicense" means the license agreement entered into by Xcyte with a Sublicensee under Section 2.B. below.

               N. "Territory" means worldwide.

               O. "University" means the University of Chicago.

               P. "Foundation" means the Henry M. Jackson Foundation for the Advancement of Military Medicine.

               Q. "Valid Claim" means an issued claim of any unexpired patent or a claim of any pending patent application within the Licensed Patents which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, in a ruling that is unappealable or unappealed within the time allowed for appeal; which has not been rendered unenforceable through disclaimer or otherwise; and which has not been lost through an interference proceeding.

               R. "ARCH-Foundation Agreement" means that certain
Inter-Institutional Agreement between the Henry M. Jackson Foundation for Advancement of Military Medicine and ARCH Development Corporation effective April 15, 1999.

        2. Grant of License and Reservation of Research Rights.

               A. Grant. ARCH hereby grants to Xcyte and its Affiliates an exclusive, worldwide license to make, have made, use, import, have imported, export, offer to sell and sell Licensed Products within the Field and within the Territory.

               B. Sublicense. Xcyte will have the exclusive right to grant and authorize sublicenses to the rights granted Xcyte under Section 2.A. consistent with terms of this Agreement. Xcyte will notify ARCH within sixty (60) days after the execution of any such sublicense. Upon request by ARCH on a case by case basis, Xcyte will promptly notify ARCH of the identity of the sublicensee and will state in such notification that such sublicense was granted and/or authorized (as applicable) in accordance with this Section 2.B.

               C. Reservation of Rights. ARCH reserves for itself and the University the


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nontransferable right to practice at the University the inventions claimed in the Licensed Patents to make, have made, and use Licensed Products within the Field for all educational and noncommercial research purposes it may choose in its own discretion and without any payment therefore. In addition, the inventions claimed in the Licensed Patents were made with the use of funds from the United States government. Therefore, to the extent required by United States law, there is reserved from the rights granted hereunder the worldwide, non-exclusive right of the United States government to use and to practice or have practiced the inventions claimed in the Licensed Patents.

               D. U.S. Laws. The inventions claimed in the Licensed Patents were developed with the use of United States government funds. Therefore, any right granted in this Agreement greater than that permitted under Public Law 96-5 17 or Public Law 98-620 will be subject to modification as may be required to conform to the provisions of those laws.

        3. Royalties. Equity and Other Payments.

               A. License Payment. As partial consideration for the license granted in Section 2.A. of this Agreement, Xcyte will transfer [*] shares of Xcyte common stock to ARCH, pursuant to the terms and conditions of the Restricted Stock Purchase Agreement attached hereto as Exhibit A. The stock due and payable under this Section 3.A. is nonrefundable and noncreditable against Royalties.

               B. Royalties.

                      (1) Subject to reduction pursuant to subsection 3.B.(2), and subject to subsections 3.B.(3), 3.B.(4), and 3.B.(5) below, Xcyte will pay a royalty to ARCH during the term of this Agreement equal to 200,000 of Net Sales of Licensed Products within the scope of an issued Valid Claim in the country of manufacture or sale.

                      (2) In the event that Xcyte enters into a license agreement with any third party with respect to intellectual property rights which are necessary or useful for Xcyte' s practice of the Licensed Patents or the manufacture, use, import and/or sale of any Licensed Product, Xcyte may offset any payments made in accordance with such license agreements against any amounts owed ARCH pursuant to Article 3 herein, up to a maximum of fifty percent (50%) of the amounts due under Article 3.

                      (3) No Royalties will be due on Licensed Products used or distributed for use in research and/or development, in clinical trials or as promotional samples.

                      (4) No more than one Royalty payment will be due with respect to a sale of a particular Licensed Product. No multiple Royalties will be payable because any Licensed Product, or its manufacture, sale or use is covered by more than one issued Valid Claim.

                      (5) Royalties due under this Section 3.B. will be payable on a country-


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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by-country and Licensed Product-by-Licensed Product basis until the expiration of the last-to-expire issued Valid Claim covering such Licensed Product in such country of manufacture or sale.

               C. Calculation of Royalties. Royalties will be payable in U.S. currency within sixty (60) days after the end of each calendar quarter for the term specified in Section 10.A. below, beginning with the calendar quarter in which the first commercial sale of a Licensed Product occurs. Each payment will be accompanied by a statement showing Net Sales for each country in the Territory and calculation of the Royalties due. All such statements will be deemed to be Confidential Information of Xcyte. There will be deducted from all such payments taxes required to be withheld by any governmental authority and Xcyte will provide copies of receipts for such taxes to ARCH along with each Royalty payment. Any necessary conversion of currency into United States dollars will be at the applicable rate of exchange of Citibank, N.A., in New York, New York, on the last day of the calendar quarter in which such transaction occurred. If at any time legal restrictions prevent the prompt remittance of any Royalties owed on Net Sales in any jurisdiction, Xcyte and ARCH agree to discuss reasonable alternatives with respect to the prompt remittance of such Royalties; provided, however, that unless otherwise agreed by the parties, Xcyte may notify ARCH and make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of ARCH, and Xcyte will have no further obligations under this Agreement with respect thereto.

               D. Records. Xcyte will keep, and will cause its Sublicensees and Affiliates of either, to keep full and accurate books and records in sufficient detail so that sums due ARCH hereunder can be properly calculated. Such books and records will be maintained for at least three (3) years after the Royalty reporting period(s) to which they relate. During the term hereof and for three
(3) calendar years thereafter, Xcyte will permit, and will cause its Affiliates to permit, and use reasonable efforts to have its Sublicensees permit certified independent accountants designated by ARCH, to whom Xcyte has no reasonable objection, to examine its books and records solely for the purpose of verifying the accuracy of the written statements submitted by Xcyte and sums paid or payable. ARCH may conduct such examination no more than once in any calendar year and conduct no more than one audit of any period. After completion of any such examination, ARCH will promptly notify Xcyte in writing of any proposed modification to Xcyte's statement of sums due and payable. If Xcyte accepts such modification, or if the parties agree on other modifications, one party will promptly pay or credit the other in accordance with such resolution. Such examination will be made at the expense of ARCH, except that if such examination discloses a discrepancy of ten percent (10%) or more in the amount of Royalties and other payments due ARCH in any audit period, then Xcyte will reimburse ARCH for the cost of such examination.

               E. Overdue Payments. Payments due to ARCH under this Agreement will, if not paid when due under the terms of this Agreement, bear simple interest at the lower of the prime rate of interest (as published by Citibank, N.A. or its successor on the date such payment is due) plus one [*] or the highest rate permitted by law, calculated on the basis of a 360-day year for the number of days actually elapsed, beginning on the due date and ending on the day prior to the day on which payment is made in full. Interest accruing under this Section will be due to


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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ARCH on demand or upon payment of past due amounts, whichever is sooner. The accrual or receipt by ARCH of interest under this Section will not constitute a waiver by ARCH of any right it may otherwise have to declare a default under this Agreement or to terminate this Agreement.

        4. Prosecution and Maintenance of Patents; Patent Costs.

               A. Prosecution and Maintenance.

                      (1) ARCH will be solely responsible, using patent counsel acceptable to Xcyte, for the preparation, filing, prosecution and maintenance of the Licensed Patents.

                      (2) ARCH will cause such patent counsel to provide Xcyte with a list of the countries in which ARCH has filed and/or intends to file applications. Such list will be provided to Xcyte at least sixty (60) days prior to the expiration of the corresponding United States priority date to allow Xcyte to suggest that additional countries be added to the list or that one or more countries be deleted from the list. ARCH agrees to timely file applications in each of the countries requested by Xcyte unless it otherwise notifies Xcyte under Section 4.B. below.

                      (3) Xcyte agrees to cooperate, and agrees to cause its Sublicensees and Affiliates of either to cooperate, with ARCH in the preparation, filing, prosecution and maintenance of the Licensed Patents by disclosing such information as may be necessary for the same and by promptly executing such documents as ARCH may reasonably request in connection therewith. Xcyte and its Sublicensees and Affiliates of either will bear their own costs in connection with their cooperation with ARCH under this Section 4.A.(3).

                      (4) ARCH will provide Xcyte copies of all material documents received or prepared by ARCH in the prosecution and maintenance of the Licensed Patents. Xcyte will have reasonable opportunities to advise ARCH concerning, and ARCH will cooperate with Xcyte with respect to, filing, registration, prosecution and maintenance of all patents and patent applications within the Licensed Patents. "Reasonable opportunities" means that Xcyte will receive from ARCH or its patent counsel copies of all documents and materials relating to filing, registration, prosecution and maintenance of patent applications and patents within the Licensed Patents as soon as is reasonably practical after ARCH has received such documents and materials, and at least forty-five (45) days or the maximum time provided by the Patent Office before any date imposed upon ARCH for action or response with respect to such patent applications and patents. ARCH agrees to incorporate into the final version of such documents and materials any reasonable change(s) and/or claims (s) requested by Xcyte thereof prior to submission to the applicable government agencies or other parties. In addition, to avoid any prejudice and added unnecessary costs to Xcyte, ARCH will adhere to the applicable deadlines, and Xcyte will not be responsible for the costs of any time extensions for reasons that are not approved in advance by Xcyte.

               B. Xcyte's Rights to Prosecute and Maintain Patents. ARCH will notify Xcyte in writing of any country(ies) where it either previously declared its intention to file under


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Section 4.A. and subsequently decided not to file in such country(ies) or previously filed and decided to abandon the patent application or issued patent. Such notice will be given so as to allow Xcyte a reasonable time, but not less than sixty (60) days, within which to file in countries where ARCH either does not intend to file a patent application or is not going to continue the prosecution or maintenance of the application or patent, whichever is relevant. In all cases where Xcyte elects to file, Xcyte will file, prosecute and maintain the applications and patents in ARCH's name and at Xcyte's expense. Such applications and patents will be included in the definition of Licensed Patents for all purposes of this Agreement.

               C. Patent Costs. Xcyte agrees to pay all necessary and reasonable third party fees and out-of-pocket expenses incurred by ARCH in obtaining and maintaining the Licensed Patents, including those incurred by ARCH prior to the Effective Date within 30 days after receipt of an invoice for such prior fees and expenses. Payment for fees and expenses incurred after the Effective Date will be invoiced to Xcyte on a monthly basis and Xcyte agrees to pay such invoices within 30 days of receipt. Xcyte also agrees upon reasonable request by ARCH to make timely reasonable estimated advanced payments for the filing of national applications in countries selected by Xcyte; provided, that ARCH provides Xcyte with invoices for such amounts at least thirty (30) days prior to the date payment must be made by ARCH to a third party. Documentation received from third party vendors to support the amounts invoiced, in a form reasonably acceptable to Xcyte, will be included with each invoice. Xcyte will raise any objections to such amounts invoiced within the 30 day time period for payment. Invoices for advanced payments will be reconciled with the advance payments made by Xcyte every six (6) months. Any excess payment by Xcyte will be credited to future patent costs specified in this Section 4.C.

        5. Due Diligence and Milestones.

               A. Research and Development Expenditures. Xcyte or its Sublicensees will use commercially reasonable diligent efforts to develop and commercialize Licensed Products. Through September 30, 2000, "commercially reasonable diligent efforts" will automatically be deemed to have been met if [*] The foregoing Milestone may be satisfied by Xcyte and/or its Affiliates or Sublicensees or a combination thereof.

               B. Progress Report. Within 30 days of the end of each June 30 during the term of this Agreement, Xcyte will submit a written report to ARCH covering the preceding year and summarizing the progress of Xcyte toward achieving the development and commercialization of Licensed Products. Xcyte agrees to immediately notify ARCH in writing when commercial products are first sold and when Xcyte's obligation to begin making running Royalty payments begins.

               C. Termination Rights of ARCH. If Xcyte fails to use commercially reasonable diligent efforts (as defined in Section 5.A. above) to develop and commercialize at least one Licensed Product, ARCH may terminate this Agreement pursuant to Section 10.C.

        6. Data Access and Usage.


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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        ARCH will make reasonable efforts in cooperation with the University and the Inventors to supply Xcyte with all data, materials, documents, reports, analyses and other information that relate to and support the claims or practice of the Licensed Patents or Licensed Products (including, without limitation, protocols, procedures and written communications to regulatory and other agencies) (collectively, "Patent Related Materials"), within thirty (30) days of execution of this Agreement by both parties. To the extent Xcyte requests additional Patent Related Materials from ARCH during the term hereof and ARCH or the University has such additional Patent Related Materials in its possession, ARCH will make reasonable efforts in cooperation with the University and the Inventors to supply such additional Patent Related Materials. Xcyte will pay the actual handling and shipping costs for any additional Patent Related Materials provided. Promptly following the execution of this Agreement and thereafter upon Xcyte's request, ARCH will use reasonable efforts in cooperation with the University and Inventors to disclose and provide to Xcyte all tangible materials associated with the Patent Related Materials. Xcyte shall have the right, free of charge, to refer to, access, cross reference and otherwise use all Patent Related Materials and all associated tangible materials so provided for any purpose relevant to this License Agreement, and to provide the same to third parties under reasonable conditions of confidentiality customary in patent-based product development.

        7. Warranties; Disclaimer Indemnification, Insurance.

               A. ARCH. ARCH represents and warrants that: (i) except for the ownership rights of the Foundation as set forth in the ARCH-Foundation Agreement attached hereto as Exhibit B, ARCH is the sole and exclusive owner of all right, title and interest in the Licensed Patents; (ii) it has the right to grant the rights and licenses granted herein, and the Licensed Patents are free and clear of any lien, encumbrance, security interest or restriction on license; (iii) it has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in and to the Licensed Patents, or any portion thereof, inconsistent with the license granted to Xcyte herein; and (iv) to its knowledge there are no threatened or pending actions, suits, investigations, claims or proceedings in any way relating to the Licensed Patents.

               B. Disclaimer of Warranties. Except as expressly provided above, ARCH makes no representations or warranties of any kind, express or implied, with respect to the invention(s) claimed in the Licensed Patents or with respect to the Licensed Patents themselves, including but not limited to, any representations or warranties about (i) the validity, scope or enforceability of any of the Licensed Patents; (ii) the accuracy, safety or usefulness for any purpose of any information provided by ARCH to Xcyte, its Sublicensees or Affiliates of either, with respect to the invention(s) claimed in the Licensed Patents or with respect to the Licensed Patents themselves and any products developed from or covered by them; (iii) whether the practice of any claim contained in any of the Licensed Patents will or might infringe a patent or other intellectual property right owned or licensed by a third party; (iv) the patentability of any invention claimed in the Licensed Patents; or (v) the accuracy, safety, or usefulness for any purpose of any product or process made or carried out in accordance with or through the use of the Licensed Patents.


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               C. Indemnification. Xcyte agrees, and agrees to cause its
Sublicensees and Affiliates of either, to indemnify, defend and hold harmless ARCH, its Affiliates and all trustees, directors, officers, employees, fellows and agents of any of the foregoing (including ARCH and its Affiliates, each an "Indemnified Person") from and against any and all third party claims, demands, loss, damage, penalty, cost or expense (including attorneys' and witnesses' fees and costs) of any kind or nature, arising from the development, production, use, sale or other disposition of Licensed Products and all activities associated therewith by Xcyte, its Sublicensees or Affiliates of either, or any use by Xcyte and its Sublicensees or Affiliates of information provided by ARCH to Xcyte. ARCH will be entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such third party claims, demands, losses, damages, costs, expenses and penalties. Xcyte, its Sublicensees and Affiliates of either, will not enter into any settlement which includes an express or implied admission of liability, negligence or wrongdoing by any Indemnified Person, without the prior written consent of such Indemnified Person, which consent will not be unreasonably withheld.

               D. Assumption of Risk. The entire risk as to the performance, safety and efficacy of any invention claimed in the Licensed Patents resulting from the practice thereof by Xcyte or its Affiliates or Sublicensees or of any Licensed Products made by Xcyte or its Affiliates or Sublicensees is assumed by Xcyte, its Sublicensees and Affiliates of either, provided that such assumption of the risk will not apply to the intentional misconduct or gross negligence by Indemnified Persons. Indemnified Persons will not, except for their intentional misconduct or gross negligence, be responsible or liable for any injury, loss, or damage of any kind, including but not limited to direct, indirect, special, incidental or consequential damages or lost profits to Xcyte, any Sublicensee, Affiliates of either or customers of any of the foregoing, or for any such injury, loss or damage to any other individual or entity, regardless of legal theory based on the development, manufacture, use, sale or other disposition of Licensed Products and all activities associated therewith. The above limitations on liability apply even though the Indemnified Person may have been advised of the possibility of such injury, loss or damage. Xcyte will not, and will require all Sublicensees and Affiliates of either to not, make any agreements, statements, representations or warranties or accept any liabilities or responsibilities whatsoever with regard to any person or entity which are inconsistent with this Section.

               E. Insurance. Xcyte will, at its sole cost and expense, procure prior to the initiation of any human clinical trials of a Licensed Product, and maintain thereafter, a comprehensive general liability insurance policy naming the Indemnitees as additional insureds. The limits of such insurance shall not be less than, [*] per incident and [*] annual aggregate for any Phase I clinical trials of any Licensed Product, [*] per incident and [*] annual aggregate for any later phase clinical trials of any Licensed Product and [*] per incident and [*] annual aggregate upon the first commercial distribution or sales (other than for the purpose of obtaining regulatory approvals) of any Licensed Product by Xcyte or by a Sublicensee or agent of Xcyte.

Such comprehensive general liability insurance will provide (a) product liability coverage, and (b) broad form contractual liability coverage for Xcyte's indemnification under Section 7.C. of this Agreement. If Xcyte elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of [*] annual aggregate), such self-insurance

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has
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program must be reasonably acceptable to ARCH. The minimum amounts of insurance coverage required under these provisions will not be construed to create a limit of Xcyte's liability with respect to its indemnification obligation under
Section 7.C. of this Agreement. Xcyte will provide ARCH with written evidence of such insurance upon written request. Xcyte will provide ARCH with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. Xcyte will maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Xcyte or by a Sublicensee or agent of Xcyte, and (ii) a reasonable period after the period referred to in (i) above which in no event will be less than fifteen (15) years.

        8. Confidentiality.

               A. Confidentiality, Publications and Data Access. All information submitted by one party to the other concerning the invention(s) claimed in the Licensed Patents and Licensed Products identified as confidential at the time of disclosure will be considered as confidential ("Confidential Information") and will be utilized only pursuant to the licenses granted hereunder. During the term of this Agreement and for a period of ten (10) years thereafter, neither party will disclose to any third party any Confidential Information received from the other party without the specific written consent of such party. The foregoing will not apply where such Information a) was or becomes public through no fault of the receiving party, b) was, at the time of receipt, already in the possession of the receiving party as evidenced by its prior written records, c) was obtained from a third party legally entitled to use and disclose the same,
d) is independently developed by the receiving party without use of any Confidential Information of the disclosing party, or e) is required by law to be disclosed to a court or governmental agency.

               B. Permitted Use and Disclosures. Notwithstanding Section 8.A. above, each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising its rights hereunder, provided that if a party is required to make any such disclosure of another party's confidential information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

               C. Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors or corporate partners, or to a party's accountants, attorneys and other professional advisors.


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               D. Publications. ARCH will provide to Xcyte copies of (i) any proposed written publication by ARCH or the University containing any Confidential Information, (ii) any proposed written publication by the Inventor(s) containing any Confidential Information, to the extent ARCH is aware of, and has access to, such publication and (iii) proposed publications containing any information relating to the Licensed Patents, to the extent ARCH is aware of, and has access to, such publications. Xcyte will provide to ARCH copies of (i) any proposed written publication by Xcyte, its Sublicensees and/or Affiliates of either of them containing any Confidential Information and (ii) proposed publications containing any information relating to the Licensed Patents, to the extent Xcyte is aware of, and has access to, such publications. The parties will provide copies of such proposed written publications at least ninety (90) days in advance of publication. In addition, the topic and contents of any proposed oral disclosures regarding the Licensed Patents which will be made to third persons by ARCH will be disclosed in writing to Xcyte at least thirty (30) days prior to any proposed oral presentation. The receiving party may object to such proposed publication or disclosure on the grounds that (i) it contains patentable subject matter that needs patent protection or (ii) that the publication contains Confidential Information of the objecting party. At the request of the objecting party, Confidential Information of the objecting party will be deleted from the publication or oral disclosure.

        9. Infringement. In the event of an infringement of a Licensed Patent the following will apply:

               A. Notice. Each party will give the other written notice if one of them becomes aware of any infringement by a third party of any Licensed Patent. Upon notice of any such infringement, the parties will promptly consult with one another with a view toward reaching agreement on a course of action to be pursued.

               B. Xcyte's Right to Bring Infringement Action.

                      (1) If a third party infringes any patent included in the Licensed Patents within the Field, Xcyte will have the first right, but not the obligation, to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise. Xcyte agrees to notify ARCH of its intention to bring an action or proceeding prior to filing the same (or responding to any declaratory judgment action) and in sufficient time to allow ARCH the opportunity to discuss with Xcyte the choice of counsel for such matter. Xcyte agrees to hire counsel reasonably acceptable to ARCH. Xcyte will keep ARCH timely informed of material developments in the prosecution or settlement of such action or proceeding. Xcyte will be responsible for all costs and expenses of any action or proceeding against infringers which Xcyte initiates. ARCH will cooperate fully in such action, including without limitation, by joining as a party plaintiff if required to do so by law to maintain such action or proceeding, and by executing and making available such documents as Xcyte may reasonably request. Xcyte agrees to promptly reimburse ARCH for its reasonable third party out-of-pocket fees and expenses incurred in joining an action or proceeding or cooperating with Xcyte. ARCH may be represented by counsel in any such legal proceedings, at ARCH's own expense, acting in an advisory but not controlling capacity.

                      (2) The prosecution, settlement, or abandonment of any action or proceeding under subsection 9.B.(1) will be at Xcyte's reasonable discretion provided that Xcyte will not have any right to surrender any of ARCH' s rights to the Licensed Patents.

                      (3) Except as provided herein, all amounts of every kind and nature recovered from an action or proceeding of infringement by Xcyte will belong to Xcyte. After deduction of the fees and expenses of both parties to this Agreement, any remaining amounts recovered will be considered Net Sales under this Agreement and subject to Royalty payments in accordance with Section 3.B.

               C. ARCH's Right to Bring Infringement Action. If a third party infringes any patent included in the Licensed Patents within the Field, and ARCH wishes to initiate a legal proceeding against such infringement, ARCH will first notify Xcyte in writing and request that Xcyte bring an action or proceeding against the infringing third party. if Xcyte declines or fails to bring such an action or proceeding within three hundred sixty five (365) days of receipt of the notice, ARCH will have the right, at its discretion, to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise. Xcyte will cooperate fully by joining as a party plaintiff if required to do so by law to maintain such action and by executing and making available such documents as ARCH may reasonably request. Except as specifically provided in this Article 9, ARCH will have the right to retain all amounts recovered of every kind and nature. Amounts recovered by ARCH will not be considered Net Sales under this Agreement and will not give rise to Royalty payments under Article 3.

        10. Termination.

               A. Term. Unless terminated earlier, this Agreement will expire on the expiration date of the last to expire of the Licensed Patents. The term of this Agreement will commence on the Effective Date, and unless earlier terminated as provided herein, will continue in full force and effect on a country-by-country and Licensed Product-by-Licensed Product basis until there are no remaining royalty payment obligations in a country, at which time the Agreement will expire in its entirety in such country.

               B. ARCH's Right to Terminate. ARCH will have the right to terminate this Agreement as follows, in addition to all other available remedies:

                      (1) Subject to Section 10.C., if Xcyte fails to make any Royalty or other payment when due, this Agreement will terminate effective thirty (30) days after ARCH's written notice to Xcyte to such effect, unless Xcyte makes such payment within such thirty (30) days.

                      (2) Subject to Section 10.C., if Xcyte fails to observe any other material obligation of this Agreement, this Agreement will terminate effective ninety (90) days after ARCH's written notice to Xcyte describing such failure, unless Xcyte cures such failure within such ninety (90) days.

                      (3) if Xcyte will have filed by or against it a petition under any bankruptcy or insolvency law and such petition is not dismissed within sixty (60) days of its filing, or if Xcyte makes an assignment of all or substantially all of its assets for the benefit of its creditors ARCH may terminate this Agreement by written notice effective as of the (i) date of filing by Xcyte of any such petition, (ii) date of any such assignment to creditors, or (iii) end of the sixty (60) days if a petition is filed against it and not dismissed by such time, whichever is applicable.

                      (4) If Xcyte will be dissolved, liquidated or otherwise ceases to exist due to insolvency, other than for reasons specified in subsection 10.B.(3) above, this Agreement will automatically terminate as of (i) the date articles of dissolution or a similar document is filed on behalf of Xcyte with the appropriate government authority or (ii) the date of establishment of a liquidating trust or other arrangement for the winding up of the affairs of Xcyte.

               C. Termination for Cause. If any party materially breaches this Agreement, the Xcyte, if ARCH is the breaching party, or ARCH, if Xcyte is the breaching party, may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within sixty (60) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately; provided, however, if either party receives notification from the other of a material breach and if the party alleged to be in default notifies the other party in writing within thirty (30) days of receipt of such default notice that it disputes the asserted default, the matter will be submitted to arbitration as provided in Article 11 of this Agreement. In such event, the nonbreaching party shall not have the right to terminate this Agreement until it has been determined in such arbitration proceeding that the other party materially breached this Agreement, and the breaching party fails to cure such breach within ninety (90) days after the conclusion of such arbitration proceeding, including any appeal subject to Section 11.B.

               D. Xcyte's Right to Terminate. Xcyte may terminate this Agreement as to any of the patent applications and/or patents within the Licensed Patents and/or any country at any time by giving ARCH ninety (90) days prior written notice.

               E. Effect of Termination.

                      (1) Accrued Rights and Obligations. Termination of this Agreement for any reason will not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

                      (2) Stock on Hand. In the event this Agreement is terminated for any reason, Xcyte and its Affiliates and Sublicensees shall have the right to sell or otherwise dispose of the stock of any Licensed Product subject to this Agreement then on hand, subject to Article 3.

                      (3) Sublicensees. In the event of any termination of this Agreement, any sublicenses granted by Xcyte shall remain in force and effect and shall be assigned by Xcyte to ARCH; provided, the financial obligations of each Sublicensee to ARCH shall be limited to the amounts Xcyte shall be obligated to pay to ARCH for the activities of such Sublicensee pursuant to this Agreement, and the obligations of ARCH to each Sublicensee will not exceed the obligations of ARCH to Xcyte pursuant to this Agreement.

               F. Survival. The provisions of (i) Xcyte's obligation to pay Royalties and Patent Costs accrued prior to the date of termination and which were not paid or payable before termination, along with the report of Net Sales and record keeping required by Sections 3.C and 3.D, and (ii) Articles 7, 8, 11 and 12 and Sections 10.E. and 10.F. will survive termination of this Agreement for any reason.

        11. Arbitration. If the parties cannot satisfactorily settle any claim, disagreement or controversy arising out of or related to this Agreement or its interpretation, performance, nonperformance, breach or their respective rights and obligations hereunder, such disagreement will, at the request of either party, be settled by arbitration as follows:

               A. Panel. All such disputes will be referred to an arbitration panel comprised of three persons, one to be selected by each party hereto and the third selected by the first two. The arbitrators will be persons involved in and familiar with the licensing and technology transfer field. Each party will select an arbitrator within twenty (20) days of request for arbitration by either party. The first two arbitrators will select the third member of the panel within fifteen (15) days after their selection. The arbitration will be held as soon as is reasonably possible after selection of the arbitration panel. The proceedings will be held in an informal manner as reasonably determined by the arbitrators. Except for the right of appeal as set forth in Section 1 1.B. below, the parties will be bound by a decision of the arbitration panel with respect to the matter in dispute. All proceedings of the arbitration panel will be held in Chicago, Illinois.

               B. Appeals. There will be no appeal from an arbitration panel's unanimous decision. In the event of a majority decision by the arbitration panel, a dissatisfied party may appeal the panel's decision to the American Arbitration Association (AAA) for an independent, final, binding decision. All appeals will be heard in Chicago, Illinois. The dissatisfied party must make such an appeal within thirty (30) days after receipt of the arbitration panel's decision and if it loses the appeal must bear the parties' expenses and costs for such appeal. The AAA is hereby authorized to make arrangements for such appeal, to be held under the procedures provided by its arbitration rules. Judgment upon any award rendered by all or a majority of the appeal arbitrators or a unanimous judgment of the initial panel, may be entered in any court of competent jurisdiction, after any and all applicable appeal periods have passed.

        12. Miscellaneous.

               A. Marking. Xcyte will and agrees to cause its Sublicensees and Affiliates of either, to place in a conspicuous location on Licensed Products (or its packaging where marking the Product is physically impossible) sold to third parties, a patent notice in accordance with the laws concerning the marking of patented articles in the country in which such articles are sold.

               B. United States Manufacture. Xcyte agrees that, to the extent required by 35 United States Code Section 204, any Licensed Product sold in the United States will be manufactured substantially in the United States of America.

               C. Export Regulations. To the extent that the United States Export Control Regulations are applicable, neither Xcyte nor ARCH will, without having first fully complied with such regulations, (i) knowingly transfer, directly or indirectly, any unpublished technical data obtained or to be obtained from the other party hereto to a destination outside the United States, or (ii) knowingly ship, directly or indirectly, any product produced using such unpublished technical data to any destination outside the United States.

               D. Entire Agreement, Amendment, Waiver. This Agreement together with the Exhibits attached hereto constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior written or oral agreements or understandings (express or implied) between them concerning the same subject matter. This Agreement may not be amended or modified except in a document signed by duly authorized representatives of each party. No waiver of any default hereunder by either party or any failure to enforce any rights hereunder will be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof.

               E. Notice. Any notice required or otherwise made pursuant to this Agreement will be in writing, sent by registered or certified mail properly addressed, or by facsimile with confirmed answer-back, to the other party at the address set forth below or at such other address as may be designated by written notice to the other party. Notice will be deemed effective three (3) business days following the date of sending such notice if by mail, on the day following deposit with an overnight courier, if sent by overnight courier, or upon confirmed answer-back if by facsimile.

                      If to ARCH:   ARCH Development Corporation
                                    5640 South Ellis, Suite 405
                                    Chicago, Illinois 60637
                                    Attention: President

                      If to Xcyte:  Xcyte Therapies, Inc.
                                    2203 Airport Way South
                                    Suite 300
                                    Seattle, Washington 98134
                                    Attention: President

               F. Assignment. This Agreement will be binding on the parties hereto and upon their respective successors and assigns. Either party may at any time, upon written notice to the other party, assign or delegate to a successor to all or substantially all of its business any of its rights and obligations hereunder, provided that, any such assignment or delegation will in no event relieve either party of its primary responsibility for the same. Except as provided in the preceding sentence, Xcyte may not assign or delegate any right or obligation hereunder without the prior written consent of ARCH, which consent will not be unreasonably withheld, and any attempted assignment or delegation in violation thereof will be void. ARCH may assign this Agreement at any time to any third party on written notice to Xcyte. In such event, the assignee will be substituted for ARCH as a party hereto, and ARCH will no longer be bound hereby.

               G. Governing Law. The interpretation and performance of this Agreement will be governed by the laws of the State of Illinois applicable to contracts made and to be fully performed in that state.

               H. The University. This Agreement is entered into by ARCH in its own private capacity and not on behalf of the University, nor as its contractor or agent. It is understood and agreed that the University is not a party to this Agreement and is not liable for nor assumes any responsibility or obligation under this Agreement, and is not liable for any action or lack thereof by ARCH.

               I. Advertising. Each party agrees not to use the name of the other party in any commercial activity, marketing, advertising or sales brochures except with the prior written consent of the other party, which consent may be granted or withheld in such party's sole discretion. Xcyte agrees not to use, and will prohibit its Sublicensees and the Affiliates of either from using, the name of the University or any of the Inventor(s) in any commercial activity, marketing, advertising or sales brochures, except to the extent required by law.

               J. Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

               K. Right to Develop Independently. Nothing in this Agreement will impair Xcyte' s right to independently acquire, license, develop for itself, or have others develop for it, intellectual property and technology performing similar functions as the Licensed Patents or to market and distribute Licensed Products or other products based on such other intellectual property and technology. Nothing in this Agreement will impair ARCH's or the University's right to independently acquire, license, develop for itself, or have others develop for it, intellectual property and technology (other than the Licensed Patents) performing similar functions as the Licensed Patents or to market and distribute products (other than Licensed Products) based on such other intellectual property and technology.

               L. Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party and the non-performing party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

               M. Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

               N. Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement.

               O. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective duly authorized officers or representatives on the date first above written.

ARCH Development Corporation               Xcyte Therapies, Inc.

By: /s/: Thomas L. Churchwell              By: /s/: Ronald J. Berenson
   -----------------------------------        ---------------------------------
        Thomas L. Churchwell                       Ronald J. Berenson

        President and CEO                          President and CEO

                                    EXHIBIT A

                          SCHEDULE OF LICENSED PATENTS

                                       [*]


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.